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                                                                    EXHIBIT 8(w)


                            FORM OF LETTER AGREEMENT

           , 200
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Mr. Timothy Hudner
Janus Services LLC
100 Fillmore Street
Denver, Colorado 80206

Dear Mr. Hudner:

Attached are amended Appendix A and Appendix B to the Amended and Restated Transfer Agency Agreement dated June 18, 2002 (the "Agreement") between Janus Investment Fund (the "Trust") and Janus Services LLC ("Janus Services"). The revised Appendices will be effective as of March 21, 2003. The purpose of the amendments is: to reflect the reorganization of certain Berger funds into Janus Small Cap Value Fund and Janus Mid Cap Value Fund. Pursuant to Section 9 of the Agreement, the Trust hereby requests that Janus Services acknowledge its acceptance of the terms contained in the revised Appendices.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    ---------------------------------
    Kelley Abbott Howes
    Vice President

JANUS SERVICES LLC


By:
    ---------------------------------
    Timothy Hudner
    President

Agreed to this ____ day of ________, 200__.

cc:  Christine A. Malles